Exhibit 10.1

JOINT COMMITMENT LETTER

February 6, 2013

Ignite Restaurant Group, Inc.

9900 Westpark Drive, Suite 300

Houston, Texas 77063

Attention: Michael J. Dixon

Chief Financial Officer

Re:                             $150,000,000 Credit Facilities for Ignite Restaurant Group, Inc.

Ladies and Gentlemen:

The Company has advised KeyBank National Association (“KeyBank”), Bank of America, N.A. (“Bank of America”), Wells Fargo Bank, National Association (“Wells Fargo” and, together with KeyBank and Bank of America, collectively, the “Underwriting Lenders”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS” and, together with KeyBank, collectively, the “Lead Arrangers”) that Ignite Restaurant Group, Inc., a Delaware corporation (the “Company”), desires to establish senior secured credit facilities in an aggregate principal amount of $150,000,000, comprised of a $100,000,000 revolving credit facility and a $50,000,000 term loan (the “Facilities”), to provide, among other things, financing for the purchase of certain assets of Macaroni Grill (the “Target”) by the Company (the “Acquisition”), and for other corporate purposes.

In connection with the foregoing, the Company has requested that (a) KeyBank underwrite $62,500,000 of the Facilities, having the terms described in the attached Summary of Terms and Conditions (the “Term Sheet”), (b) Bank of America underwrite $62,500,000 of the Facilities, having the terms described in the attached Term Sheet, (c) Wells Fargo underwrite $25,000,000 of the Facilities, having the terms described in the attached Term Sheet, (d) the Lead Arrangers structure, arrange and syndicate the Facilities to additional lenders, (e) KeyBank serve as administrative agent, joint lead arranger and joint book runner for the Facilities, (f) Bank of America serve as syndication agent for the Facilities, (g) Wells Fargo serve as documentation agent for the Facilities, and (h) MLPFS serve as joint lead arranger and joint book runner for the Facilities.  This letter, together with the Term Sheet and all exhibits, annexes and schedules attached hereto or thereto shall be referred to as the “Joint Commitment Letter”.  Capitalized terms used in this Joint Commitment Letter and not otherwise defined herein shall have the meaning given to them in the Term Sheet.

Commitment

KeyBank is pleased to advise the Company of its commitment (the “KeyBank Commitment”) to provide $62,500,000 of the Facilities upon the terms and subject to the conditions set forth or referred to in this Joint Commitment Letter.  Bank of America is pleased to advise the Company of its commitment (the “Bank of America Commitment”) to provide $62,500,000 of the Facilities upon the terms and subject to the conditions set forth or referred to in this Joint Commitment Letter.  Wells Fargo is pleased to advise the Company of its commitment (the “Wells Fargo Commitment” and, together with the KeyBank Commitment and the Bank of America Commitment, collectively, the “Commitments”) to provide $25,000,000 of the Facilities upon the terms and subject to the conditions set forth or referred to in this Joint Commitment Letter.

Subject to the Funds Certain Provision (as defined below), the Facilities shall be evidenced by definitive loan documents relating to the Facilities (the “Loan Documents”) containing terms, conditions, covenants, representations, warranties, events of default and other provisions set forth herein and in the Term Sheet, or as otherwise negotiated in good-faith by and reasonably satisfactory to both the Company and the Lead Arrangers, as customary for transactions of this type and consistent with the existing credit documentation.

Appointment

The Company hereby appoints KeyBank to act as the administrative agent, joint book-runner, and joint lead arranger for the Company in connection with the Facilities. The Company hereby appoints Bank of America to act as syndication agent for the Company in connection with the Facilities.  The Company hereby appoints Wells Fargo to act as documentation agent for the Company in connection with the Facilities.  The Company hereby appoints MLPFS to act as joint lead arranger and joint book-runner for the Company in connection with the Facilities.  In such capacities, KeyBank, Bank of America, Wells Fargo and MLPFS shall perform the duties and exercise the authority customarily performed and exercised in such roles.  No other titles shall be awarded and no compensation shall be paid in connection with the Facilities, except as expressly set forth in this Joint Commitment Letter or the Fee Letters (as defined below) or as otherwise agreed to by the Lead Arrangers and the Company in writing.  To the extent any such additional titles are awarded with the consent of the Lead Arrangers and the Company, KeyBank shall always have “left” placement in all marketing materials and other documentation used in connection with the Facilities.

Syndication

While the Commitments are not contingent upon syndication, the Company acknowledges that a Successful Syndication of the Facilities is an integral part of this transaction.  As used herein, a “Successful Syndication” means the syndication of the Facilities that results in KeyBank and Bank of America holding, in the aggregate, not more than $80,000,000 of the Facilities.  Any syndication of the Facilities shall reduce the Commitments of KeyBank and Bank of America on a pro-rata basis; provided that either KeyBank or Bank of America, in their respective sole discretion, may choose to further reduce its Commitment in an amount that is less than their respective pro-rata share.

The Lead Arrangers intend to immediately commence syndication to arrange a syndicate of lenders (the “Lenders”) selected by the Lead Arrangers and the Company to provide commitments for the Facilities.  The Lead Arrangers will manage all aspects of the syndication in consultation with the Company, including selection of Lenders (with the approval of the Company; provided that such approval shall not be unreasonably withheld), determination of when the Lead Arrangers will approach potential Lenders, any naming rights and the final allocations of the commitments among the Lenders.  In connection with the syndication, the Lead Arrangers may elect to appoint certain Lenders to agency positions (such as co-agents) with the consent of the Company.  The Company will not appoint any Lender as an agent without the prior written consent of the Lead Arrangers.

The Company will take all such action as the Lead Arrangers may reasonably request to assist the Lead Arrangers in achieving a Successful Syndication until the earlier of (a) 120 days after the Closing Date or (b) achievement of a Successful Syndication.  Such assistance shall include, but not be limited to, (a) using commercially reasonable efforts to ensure that such syndication efforts materially benefit from the existing lending relationships of the Company; (b) providing the Lead Arrangers, promptly upon request, with all information that is available to the Company with respect to the Company, the Target, their respective subsidiaries (and the Acquisition and any other transactions contemplated hereby), and reasonably deemed necessary by the Lead Arrangers, including, but not limited to, information and projections (the “Projections”) prepared by the Company or its advisors; (c) the hosting, with the Lead Arrangers, of one or more meetings between the Company’s senior officers and representatives and the proposed Lenders, at times and places as the Lead Arrangers may reasonably request; and (d) assisting the Lead Arrangers in the preparation of a confidential information memorandum (“Confidential Information Memorandum”) and other marketing materials (together with the Confidential Information Memorandum, collectively, the “Marketing Materials”) to be used in connection with the syndication.

Clear Market

To ensure an orderly and effective syndication of the Facilities, from the date hereof until the earlier of (a) 120 days after the Closing Date, or (b) achievement of a Successful Syndication, the Company will not, and will not permit any of its affiliates or any other party acting on its behalf to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt or credit facility or debt security (including any renewals thereof) in the commercial banking or private placement markets, in each case with respect to the Company, except as may be done with the prior written consent of the Lead Arrangers.

Information

The Company hereby represents and covenants that (a) all written information, including all Marketing Materials but excluding the Projections (collectively, the “Information”), that has been or will be made available to the Lead Arrangers by or on behalf of the Company or any of its representatives, is or will be, when furnished, complete and correct in all material respects, and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of the Company, or any of its representatives, have been or will be prepared in good faith based upon assumptions that are believed by management of the Company to be reasonable at the time made and at the time the related Projections are made available to the Lead Arrangers (it being recognized that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, such differences may be material and no assurance can be given that the projected results will be realized).  The Company agrees that, if at any time prior to the later of (i) the closing of the Facilities (the “Closing Date”), and (ii) the earlier of (A) 120 days after the Closing Date, or (B) the completion of a Successful Syndication, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then the Company will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances.  In arranging and syndicating the Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

Fees

Upon acceptance of this Joint Commitment Letter, the Company agrees to pay (a) to KeyBank, Bank of America and MLPFS, for their respective accounts, the nonrefundable fees set forth in the fee letter among the Company, KeyBank, Bank of America and MLPFS of even date herewith (the “Lead Arrangers Fee Letter”), and (b) to Wells Fargo, for its account, the nonrefundable fees set forth in the fee letter among the Company, Wells Fargo and Wells Fargo Securities, LLC of even date herewith (the “Wells Fargo Fee Letter” and, together with the Lead Arrangers Fee Letter, collectively, the “Fee Letters”).  The terms of the Fee Letters are an integral part of the commitment and undertaking of KeyBank, Bank of America, Wells Fargo and MLPFS hereunder.  Payment by the Company of the fees described in the Fee Letters, and compliance by the Company with the terms thereof, are express conditions to any of the obligations of KeyBank, Bank of America, Wells Fargo and MLPFS under this Joint Commitment Letter.

Confidentiality

By accepting delivery of this Joint Commitment Letter, the Company agrees that neither this Joint Commitment Letter or the Fee Letters, nor any of the terms and conditions set forth or referred to herein or therein, shall under any circumstances be disclosed by the Company or its agents, representatives or advisors, directly or indirectly, to any other financial institution.  The Company further agrees that this Joint Commitment Letter and the Fee Letters are only for the confidential use of the Company, and that neither their existence nor any of the terms thereof will be disclosed by the Company to any person or entity, except that the Joint Commitment Letter and the Fee Letters may be disclosed (a) to the Company’s officers, directors, employees, accountants, majority shareholder, attorneys and other advisors on a “need to know” basis, each of whom will agree to keep the information set forth in this Joint Commitment Letter and the Fee Letters confidential, (b) to the extent required by law, regulation, or other applicable judicial or governmental order, (c) to the extent consented to by the Lead Arrangers, and (d) to the extent that such information becomes publicly available other than by reason of breach of the confidentiality provisions contained herein; provided that this Joint Commitment Letter may be shared (on a confidential basis) with the Sellers (as hereinafter defined) as part of the Company’s efforts to acquire the Target, each of whom will agree to keep the information set forth in this Joint Commitment Letter confidential; provided further that notwithstanding the foregoing, the Company may disclose this Joint Commitment Letter in any required filings, as determined by the Company in its reasonable discretion, with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.

All non-public information furnished by the Company to the Lead Arrangers, and clearly marked as such, shall be for the confidential use of the Lead Arrangers and of the prospective Lenders and each of their respective officers, directors, employees, attorneys and other advisors, in accordance with each Lead Arranger’s customary procedures for handling confidential information, except that any such confidential information may be disclosed (a) to the extent required by law, regulation, supervisory authority or other applicable judicial or governmental order, (b) to the extent such information becomes generally available to the public other than as a result of a disclosure by such Lead Arranger or its representatives, (c) to the attorneys, accountants, advisors, officers or other representatives of such Lead Arranger, and (d) to potential Lenders in connection with the syndication of the proposed financing so long as each such Lender has agreed to keep such information confidential on confidentiality terms comparable to those set forth in this paragraph.  Notwithstanding the foregoing, the Company acknowledges and agrees that the Lead Arrangers may share certain information relating to the transactions contemplated hereby with standard industry database companies (such as Loan Pricing Corporation, Standard & Poor’s LCD and Portfolio Management Data) in accordance with customary industry practice.

The Company agrees that neither the Lead Arrangers nor the Underwriting Lenders are providing accounting, tax or legal advice to the Company in connection with the Facilities or otherwise.  Notwithstanding anything in this Joint Commitment Letter, the Fee Letters or any other document executed in connection herewith or related hereto, the Company and the Lead Arrangers hereby agree that each of the Company and the Lead Arrangers (and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any person or entity with taxing authority, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such U.S. tax treatment and U.S. tax structure.

After the Closing Date, the Lead Arrangers, with the prior written consent of the Company, may place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, including in the form of a “tombstone” or otherwise describing the names of the Company and its affiliates (or any of them), and the amount, type and Closing Date.

Conditions Precedent

The Commitments hereunder and the agreements by the Lead Arrangers and the Underwriting Lenders to perform the services set forth herein are, in each case, subject to (a) the consummation of the Acquisition concurrently with the closing of the Facilities on the terms and conditions, and for a purchase price, set forth in the purchase agreement dated February 6, 2013, among the Target, Restaurant Holdings LLC - Series A, a Delaware limited liability company (“Restaurant Holdings”), Brinker Services Corporation, a Colorado corporation (“Brinker”), Mac Management Investors LLC, a Delaware limited liability company (“Mac Management Investors” and, collectively with Restaurant Holdings and Brinker, the “Sellers”), the Company, and Restaurant Holdings, as representative (the “Purchase Agreement”); (b) since the date of this Joint Commitment Letter, there shall not have been any Target Material Adverse Effect (as hereinafter defined); (c) the Company’s compliance, in all material respects, with the terms of this Joint Commitment Letter and the Fee Letters, including the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letters; and (d) a closing of the Facilities on or before May 6, 2013 (such date, as the same may be extended by the Lead Arrangers and the Underwriting Lenders in writing in their sole discretion, the “Commitment Expiration Date”).  As used herein, “Target Material Adverse Effect” means the term “Material Adverse Effect”, as defined in the Purchase Agreement.

Notwithstanding anything in this Joint Commitment Letter, the Fee Letters or the agreements and other documentation for the Facilities to the contrary, (a) the only representations relating to the Company and its subsidiaries, the Target and its subsidiaries and their respective businesses, the accuracy of which shall be a condition to availability of the Facilities on the Closing Date, shall be the Specified Representations (as defined below), that shall be true and correct in all material respects (without duplication of any materiality qualifier applicable thereto); and (b) the terms of the Facilities shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or intellectual property security agreement or the delivery of stock certificates) is not perfected on the Closing Date after the use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Facilities on the Closing Date, but such security interest(s) will be required to be perfected within 30 days after the Closing Date (unless a longer period is agreed to by KeyBank, as administrative agent, in writing).  As used herein, “Specified Representations” means the representations, as applicable to the Company and its Subsidiaries, relating to incorporation or formation; organizational power and authority to enter into the Loan Documents; due execution, delivery and enforceability of such Loan Documents; solvency on a consolidated basis as of the Closing Date; no conflicts of the Loan Documents with material laws or charter documents; Federal Reserve margin regulations; the Investment Company Act; use of proceeds and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation and perfection of the security interests granted in the proposed collateral.  This paragraph, and the provisions herein, shall be referred to as the “Funds Certain Provisions”.

Indemnification

The Company agrees to indemnify and hold harmless the Lead Arrangers and the Underwriting Lenders, and their respective affiliates, partners, officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses to which any such Indemnified Person may become subject arising out of or in connection with this Joint Commitment Letter, the Fee Letters, the Acquisition, the Facilities or any related transaction, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or the Company or any of its affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person.  Notwithstanding any other provision of this Joint Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities, this Joint Commitment Letter or the Fee Letters.  In addition, no Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information, Projections or other material sent through electronic, telecommunications or other information transmission systems (including IntraLinks, SyndTrak or via e-mail) that are intercepted by such persons.

The Company agrees to reimburse the Lead Arrangers and the Underwriting Lenders from time to time for all reasonable out-of-pocket costs and expenses (including charges of legal counsel) incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Joint Commitment Letter, the Fee Letters, the Loan Documents and the other definitive documentation for the Facilities, regardless of whether the transactions contemplated hereby are consummated or the Loan Documents are actually executed.  The Company hereby authorizes KeyBank to immediately incur such expenses, including, but not limited to, reasonable expenses of legal documentation.  It is understood and agreed by the Lead Arrangers and the Underwriting Lenders that, to the extent possible, the Facilities will be documented as an amendment to the existing credit documentation.

No Fiduciary Relationship; Affiliates

The Company acknowledges and agrees that no fiduciary, advisory or agency relationship between the Company and the Lead Arrangers (or the Underwriting Lenders) is intended to be or has been created in respect of any of the transactions contemplated by this Joint Commitment Letter, and the Company waives, to the fullest extent permitted by law, any claims the Company may have against the Lead Arrangers or the Underwriting Lenders (or any of their respective affiliates) for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Joint Commitment Letter, the Lead Arrangers Fee Letter, the Facilities or any transactions contemplated hereby or thereby, and agrees that none of the Lead Arrangers or the Underwriting Lenders, their respective affiliates or any other Indemnified Person shall have any liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person or entity asserting a fiduciary duty claim on behalf of or in right of the Company, including its equity holders, employees or creditors.

The Company acknowledges that the Lead Arrangers, the Underwriting Lenders, or any of their respective affiliates may provide financing, debt or equity capital, financial advisory and other services to parties whose interests may conflict with the interests of the Company.  Neither the Lead Arrangers, the Underwriting Lenders, nor any of their respective affiliates have any duty to disclose to the Company, or use for the benefit of the Company, any information acquired in the course of providing services to any other person or entity, or engaging in any other transaction or otherwise carrying on the business of the Lead Arrangers, the Underwriting Lenders or their respective affiliates.  Neither the Lead Arrangers, the Underwriting Lenders nor any of their respective affiliates have assumed any obligation to the Company other than as expressly provided herein.

The Company further acknowledges that KeyBank and its affiliates (and Bank of America and Wells Fargo, and their respective affiliates) are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, KeyBank and its affiliates (and Bank of America and Wells Fargo, and their respective affiliates) may provide investment banking and other financial services to, and acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other legal entities with which the Company may have commercial or other relationships.  With respect to any securities or financial instruments so held by KeyBank or any of its affiliates (and Bank of America and Wells Fargo, and their respective affiliates) or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Assignments; Effectiveness

This Joint Commitment Letter and the Commitments and other undertakings hereunder are intended solely for the benefit of the Company and shall not be assignable by the Company without the prior written consent of the Lead Arrangers.  This Joint Commitment Letter may not be amended or any provision hereof waived or modified except in writing signed by the party against whom enforcement of the same is sought.  This Joint Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Joint Commitment Letter by facsimile transmission or other electronic transmission (including .pdf) shall be effective as delivery of a manually executed counterpart of this Joint Commitment Letter.  Section headings used herein are for convenience of reference only, are not part of this Joint Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Joint Commitment Letter.  This Joint Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto.  By executing this Joint Commitment Letter, the Company acknowledges that this Joint Commitment Letter and the Fee Letters are the only agreements between the Company, the Lead Arrangers and the Underwriting Lenders, as the case may be, with respect to the Facilities (other than the Loan Documents to be executed on the Closing Date in connection with the Facilities) and set forth the entire understanding of the parties with respect to the subject matter thereof.

Governing Law

This Joint Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that (a) the interpretation of the definition of Target Material Adverse Effect and the determination of whether there shall have occurred a Target Material Adverse Effect, (b) the determination of whether the Acquisition has been consummated as contemplated by the Purchase Agreement, and (c) the determination of whether the representations and warranties made by the Target in the Purchase Agreement are accurate, and whether any inaccuracy thereof entitles the Company to terminate its obligations under the Purchase Agreement or not to consummate the Acquisition, shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

Acceptance and Termination

If the foregoing correctly sets forth the agreement of the Company and the Lead Arrangers, please indicate the Company’s acceptance of the terms hereof by returning an executed counterpart of this Joint Commitment Letter and the Fee Letters not later than 5:00 p.m., Central Time, on February 7, 2013, at which time this Joint Commitment Letter and the Commitments and other undertakings hereunder, if not so accepted prior thereto, will automatically expire.

The Commitments and the undertakings of KeyBank, Bank of America, Wells Fargo, and MLPFS in this Joint Commitment Letter will terminate on the Commitment Expiration Date.  Notwithstanding anything in the preceding sentence or elsewhere in this Joint Commitment Letter to the contrary, the provisions set forth above under “Confidentiality”, “Indemnification” and “Governing Law”, and the Jury Trial Waiver shall remain in full force and effect regardless of whether the Closing Date occurs and notwithstanding any termination of this Joint Commitment Letter.

PATRIOT Act

The Lead Arrangers and the Underwriting Lenders hereby notify the Company that, pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L.

109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), each Lender is required to obtain, verify and record information that identifies the Company and its affiliates, which information includes the name, address, tax identification number and other information that will allow such Lenders to identify the Company and its affiliates in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lead Arrangers and the Lenders. The Company agrees that the Lead Arrangers shall be permitted to share any or all such information with the Lenders.

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This Joint Commitment Letter shall not be effective until executed by the Company, KeyBank, Bank of America, Wells Fargo and MLPFS.

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS JOINT COMMITMENT LETTER, THE LEAD ARRANGERS FEE LETTER, THE WELLS FARGO FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

The Lead Arrangers and the Underwriting Lenders are pleased to have been given the opportunity to assist the Company in this important transaction.

Regards,

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Jef Fowler
Name: Jef Fowler
Title: Director

BANK OF AMERICA, N.A.

By:	/s/ John H. Schmidt
Name: John H. Schmidt
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Stephen A. Leon
Name: Stephen A. Leon
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ David B. Stith
Name: David B. Stith
Title: Managing Director

Accepted and agreed to as of the date first above written:

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Edward W. Engel
Name: Edward W. Engel
Title: SVP and General Counsel

Summary of Terms and Conditions

February 6, 2013

IGNITE RESTAURANT GROUP, INC.

Summary of Terms and Conditions

$100,000,000 5-Year Senior Secured Revolving Credit Facility

$50,000,000 5-Year Senior Secured Term Loan Facility

This Summary of Terms and Conditions is intended as an outline of certain of the material terms of the proposed senior secured credit facilities and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive documentation for the proposed senior secured credit facilities contemplated hereby.  This Summary of Terms and Conditions is provided for internal purposes only and is not to be disclosed to outside third parties (with the exception of the Borrower’s legal and financial advisors) without the consent of the Lead Arrangers.

BORROWER:	Ignite Restaurant Group, Inc., a Delaware corporation (the “Borrower”)

GUARANTORS:

All of the obligations under the senior secured credit facilities will be guaranteed by each existing and future direct and indirect material domestic subsidiary of the Borrower (collectively, the “Guarantors”).

ADMINISTRATIVE AGENT:	KeyBank National Association (“Key”) will act as administrative agent (the “Administrative Agent”).

JOINT LEAD ARRANGERS/ JOINT BOOK RUNNERS:	Key and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) will act as joint lead arrangers and joint book runners (the “Lead Arrangers”).

SYNDICATION AGENT:	Bank of America, N.A. (“Bank of America”) will act as syndication agent.

DOCUMENTATION AGENT:	Wells Fargo Bank, National Association (“Wells Fargo”) will act as documentation agent.

LENDERS:	A syndicate of financial institutions (including Key, Bank of America and Wells Fargo) acceptable to the Lead Arrangers and the Borrower.

FACILITIES:

Senior Secured credit facilities in an aggregate principal amount of $150,000,000 (the “Facilities”). The Facilities will be structured as follows:

(a) Revolving Credit Facility. A five year senior secured revolving credit facility in an aggregate principal amount of $100,000,000 (the “Revolving Credit Facility”) with $15,000,000 sublimit for letters of credit (each a “Letter of Credit”), and a $15,000,000 sublimit for swing line loans (each a “Swing Line Loan”). Letters of credit will be issued by Key and/or any Lender reasonably acceptable to the Administrative Agent and the Borrower (the “Letter of Credit Issuing Bank”) and each Lender will have an irrevocable and unconditional participation in each Letter of Credit and Swing Line Loan.

Availability under the Revolving Credit Facility will be reduced by any outstanding Letters of Credit.

Swing Line Loans will be made available by Key (the “Swing Line Lender”) on a same day basis in an aggregate amount not exceeding $15,000,000 and in minimum amounts of $500,000. The Borrower must repay each Swing Line Loan in full within ten days or upon demand of the Swing Line Lender. Borrowings of Swing Line Loans will reduce availability under the Revolving Credit Facility.

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(b) Term Loan Facility. A five year term loan facility in an aggregate principal amount of $50,000,000 million (the “Term Loan Facility”).

COMMITMENT INCREASE:

During the term of the Facilities, the Borrower will have the right, but not the obligation, to increase the commitment under the Revolving Credit Facility or add an additional term loan facility (each a “Commitment Increase”) by an aggregate amount (for all Commitment Increases) not to exceed $50,000,000 (to a new aggregate amount not to exceed $200,000,000), provided that no Event of Default or event which with the giving of notice or lapse of time or both would be an Event of Default, has occurred and is continuing. The Borrower may offer the Commitment Increase to (i) the existing Lenders, and each Lender will have the right, but no obligation, to commit to all or a portion of the proposed increase or new facility, or (ii) banks, third party financial institutions or other entities that are eligible assignees (to be described in the definitive documentation for the Facilities) and are reasonably acceptable to the Administrative Agent, provided that the minimum commitment of each such institution equals or exceeds $10,000,000

USE OF PROCEEDS:

The Facilities shall be used for: (i) working capital, (ii) general corporate purposes, (iii) the refinancing of existing indebtedness, (iv) permitted acquisitions (including the acquisition of certain assets of Macaroni Grill (the “Target”)), and (v) certain fees and expenses associated with the closing of the Facilities.

CLOSING DATE:	On or before May 6, 2013 (the “Closing Date”).

MATURITY:

The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”), and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan Facility will occur on the fifth anniversary of the Closing Date (the “Term Loan Maturity Date”).

AMORTIZATION:	The Term Loan shall amortize in quarterly amounts commencing on the first full quarter after the closing and continuing at the end of each quarter thereafter as follows:

Year	Principal Amortization (per annum)
1	5%
2-3	7.5%
4-5	10%
Term Loan Maturity Date	Balance

The Revolving Credit Facility will be interest only, with the balance due in full on the Revolving Credit Maturity Date.

AVAILABILITY:

The Borrower will be able to repay and, provided no default exists, borrow and reborrow up to the full amount of the Revolving Credit Facility through the Revolving Credit Maturity Date.

The proceeds of the Term Loan will be advanced in full on the Closing Date. Once repaid, no portion of the Term Loan may be reborrowed.

REVOLVING CREDIT	The Borrower may terminate the Revolving Credit Facility commitments in

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FACILITY COMMITMENT TERMINATION:	amounts of at least $5,000,000 at any time with three-business days’ notice.

SECURITY:

Consistent with the existing credit documentation (the “Existing Credit Agreement”); provided that control agreements, in form and substance reasonably satisfactory to the Administrative Agent, shall be required with respect to all material deposit accounts of the Borrower and its subsidiaries.

VOLUNTARY PREPAYMENTS:	The Borrower may voluntarily prepay all or any part of the Facilities without premium, subject to concurrent payments of any applicable LIBOR or interest rate breakage costs.

MANDATORY PREPAYMENT:

If for any reason the Revolving Credit Facility outstandings exceed the maximum amount of the Revolving Credit Facility, the Borrower shall, no later than the next business day, prepay the loans outstanding under the Revolving Credit Facility in an aggregate amount equal to such excess.

In addition, until such time that the Term Loan Facility and any additional term loan facility shall have been paid in full, the Borrower shall make the following mandatory prepayments (subject to certain amounts to be negotiated and reinvestment rights to be agreed upon in the loan documentation):

Asset Sales: Prepayments in the amount of all of the net after tax cash proceeds of any material sale or other material disposition of any property or assets of the Borrower or its domestic subsidiaries (subject to exceptions and reinvestment rights to be negotiated), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business.

Casualty Occurrence: Prepayments in amounts equal to such net insurance/condemnation proceeds in excess of an amount to be determined, to the extent such proceeds are not reinvested in the Borrower.

Equity Offerings: Prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of equity securities of the Borrower after the Closing Date (subject to exceptions to be negotiated).

Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrower or its material domestic subsidiaries (other than indebtedness permitted under the loan documents).

Excess Cash Flow: Prepayments in amounts and pursuant to mechanics to be mutually agreed upon by the Company, the Lead Arrangers and Wells Fargo.

All such prepayments shall be applied without penalty or premium (except for breakage costs, if any) to the Term Loan Facility (other than with respect to payments pursuant to the section titled “Exceeding the Commitment” above, which shall be applied to the Revolving Credit Facility) to reduce the remaining principal installments thereof on a pro rata basis.

APPLICABLE INTEREST RATE:	Consistent with the Existing Credit Agreement; provided that the Applicable Interest Rate will be determined based on the following grid presented below.

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Level	Leverage Ratio	Base Rate Margin (bps)	LIBOR Margin (bps)	Commitment Fee (bps)
I	>5.00x	325.00	425.00	50.00
II	>4.50x <5.00x	250.00	350.00	50.00
III	>4.00x <4.50x	175.00	275.00	40.00
IV	>3.50x <4.00x	125.00	225.00	35.00
V	>3.00x <3.50x	75.00	175.00	30.00
VI	>2.50x <3.00x	50.00	150.00	25.00
VII	<2.50x	25.00	125.00	20.00

For the Facilities, Level II shall be effective at closing through the first day of the month after the date of receipt of the Compliance Certificate for the first fiscal quarter of the Borrower after the Closing Date. Thereafter, the Applicable Interest Rate and commitment fee will be determined quarterly the first day of the month after the date of receipt of the required quarterly Compliance Certificate.

COMMITMENT FEE:

The Borrower shall pay a commitment fee, as stated in the above pricing grid, due quarterly in arrears and calculated on the average unused amount of the Revolving Credit Facility (for purposes of calculating the commitment fee, Swing Line loans shall not constitute usage).

LETTER OF CREDIT FEES:	Consistent with the Existing Credit Agreement.

RESERVE REQUIREMENT/YIELD PROTECTION:	Consistent with the Existing Credit Agreement.

DEFAULT RATE:	Consistent with the Existing Credit Agreement.

FINANCIAL COVENANTS:

Financial covenants will be measured quarterly and will be limited to the following:

Leverage Ratio: (Rent Adjusted Debt to EBITDAR) - No greater than (a) 5.50x at closing though December 29, 2013, (b) 5.25x on December 30, 2013 through June 15, 2014, (c) 5.00x on June 16, 2014 through December 28, 2014, and (d) 4.75x on December 29, 2014 and thereafter.

Fixed Charge Coverage Ratio: No less than (a) 1.35x at closing through December 29, 2013, and (b) 1.50x on December 30, 2013 and thereafter.

Financial covenant definitions to be consistent with the Existing Credit Agreement, provided that the Consolidated EBITDA definition shall be amended to allow for the following addbacks: (i)  actual transaction costs and integration costs relating to the transactions contemplated hereby in an aggregate amount not to exceed $10,000,000; and (ii) general and administrative expenses as follows:

(A)  $7,115,000 for the measurement period ending June 17, 2013;

(B)  $6,522,250 for the measurement period ending September 9, 2013;

(C)  $5,336,250 for the measurement period ending December 30, 2013;

(D)  $3,557,500 for the measurement period ending March 24, 2014; and

(E)  $1,778,750 for the measurement period ending June 16, 2014.

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FINANCIAL REPORTING:	Consistent with the Existing Credit Agreement.

NEGATIVE COVENANTS:

Consistent with the Existing Credit Agreement, with the exception that (i) Section 5.20 will be amended such that the Leverage Ratio requirement contained therein shall be 0.25x less than that Leverage Ratio requirement set forth in the Financial Covenants section above, and (ii) Sections 5.11, 5.13 and 5.15 will be amended in a manner to be agreed upon by the Company, the Lead Arrangers and Wells Fargo.

ADDITIONAL PROVISIONS:

The loan documents will contain terms not set forth herein consistent with the Existing Credit Agreement and otherwise customary for transactions of this type, all as reasonably required by the Administrative Agent and the Lenders in good faith, and as agreed to by the Company.

CONDITIONS PRECEDENT TO CLOSING AND FUNDING:	Subject to the Funds Certain Provisions as set forth in the Joint Commitment Letter, the availability of the Facilities shall be subject to the satisfaction of the following conditions:

1.              Each party thereto shall have executed and delivered definitive documentation for the Facilities on terms consistent with the Joint Commitment Letter and otherwise reasonably satisfactory to the Company, the Lead Arrangers and Wells Fargo, and the Lenders shall have received customary closing certificates and legal opinions from counsel to Company.

2.              The terms of the Purchase Agreement (including all exhibits, schedules, annexes and other attachments thereto and other agreements related thereto) and all related documents shall be reasonably satisfactory to the Lead Arrangers, it being agreed that the Purchase Agreement dated February 6, 2013 provided to the Lead Arrangers prior to the execution of the Commitment Letter is reasonably satisfactory to the Lead Arrangers. The acquisition of Target (the “Acquisition”) shall be consummated pursuant to the Merger Agreement, substantially concurrently with the initial funding of the Term Loan Facility, and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, by the Company or its affiliates, in any manner adverse to the interests of the Lead Arrangers or the Lenders without the prior written consent of the Lead Arrangers and Wells Fargo, which consent shall not to be unreasonably withheld or delayed.

3. On the Closing Date, the Specified Representations (as defined in the Joint Commitment Letter) shall be accurate in all material respects.

4.              All fees and expenses due to the Lead Arrangers and the Underwriting Lenders pursuant to the Joint Commitment Letter and Fee Letters for which an invoice has been received prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial funding under the Facilities.

EVENTS OF DEFAULT:	Consistent with the Existing Credit Agreement.

REMEDIES:	Consistent with the Existing Credit Agreement.

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ASSIGNMENTS AND PARTICIPATIONS:	Consistent with the Existing Credit Agreement.

REQUIRED LENDERS:	Consistent with the Existing Credit Agreement.

INDEMNIFICATIONS:	Consistent with the Existing Credit Agreement.

FEES & EXPENSES:

The Borrower will pay all reasonable costs, expenses and charges incurred by the Lead Arrangers, including but not limited to, fees and expenses of external legal counsel for the Administrative Agent. In addition, all reasonable out of pocket expenses and legal fees of counsel to the Administrative Agent regardless of whether or not the Facilities are closed, and all enforcement costs and expense of the Administrative Agent and the Lenders.

ACCOUNTING CHANGES:	Consistent with the Existing Credit Agreement.

ADMINISTRATIVE AGENT’S COUNSEL:	Thompson Hine LLP

GOVERNING LAW:	State of New York

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